EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: PAM HAMILTON
July 12, 2007	415-381-8198
pam@hamiltoninkpr.com

BANK OF MARIN ANNOUNCES
SECOND QUARTER EARNINGS

Novato, CA--- Bank of Marin Bancorp (Nasdaq: BMRC) President and CEO Russell A. Colombo announced second quarter earnings for the Bank of Marin of $2.9 million, up $262 thousand, or 9.9%, from the same period in 2006.

Diluted earnings per share were $0.54 in the second quarter of 2007, compared to $0.47 in the second quarter of 2006, up seven cents, or 14.9%.

Earnings for the six-month period ended June 30, 2007 were $5.9 million, an increase of $326 thousand, or 5.9%, over the same period a year ago. Diluted earnings per share for the six- month period were $1.09, an increase of ten cents per share, or 10.1%, over the same period in 2006.

In June 2007, the Bank finalized the sale of its indirect auto loan portfolio with a fair value totaling approximately $76 million. The Bank elected to record these loans at fair value beginning in March 2007 in anticipation of their sale. Pre-tax non-recurring net gains of $190 thousand and $520 thousand were recorded in the second and first quarters, respectively, related to market valuation of the auto loan portfolio.

Loans totaled $653.9 million at June 30, 2007 after the sale of the indirect auto portfolio. Excluding the auto portfolio, loans increased 5.0% from a year ago. Credit quality remains strong with nominal non-performing loans of $5 thousand at June 30, 2007. Deposits grew 4.5% to $776.5 million in the same period.  “We are pleased that our core business continues to grow in a very competitive marketplace,” said Colombo, “because we provide the highest quality products and service.”

Net interest income of $10.5 million in the second quarter increased 1% from the same period a year ago. Net interest income of $20.5 million in the six-month period ending June 30, 2007 represented a 1.3% decrease over the six-month period ended June 30, 2006.

The net interest margin was 5.07% in the second quarter of 2007 compared to 5.16% in the second quarter of 2006. The net interest margin was 5.04% in the first half of 2007 compared to 5.23% in the first half of 2006.

“The net interest margin was affected by a combination of upward pressure on deposit rates in our marketplace and economic factors contributing to competition on loan rates. The proceeds from the sale of the indirect auto portfolio will allow us to reinvest over time in higher-yielding relationship loans,” said Colombo.

Non interest income, excluding the net gain in the auto portfolio, totaled $2.2 million for the six months ended June 30, 2007, an increase of 13% over the same period a year ago. Increases in service charge income, Wealth Management Services income and other income, including Bank-owned life insurance income, Visa fees and merchant interchange income contributed to the growth. Approximately $52 thousand of recoveries on indirect auto loans were recorded in other income in the second quarter and first six months of 2007, subsequent to recording these loans at their fair value.

 “Our efforts to grow stable sources of non-interest income are having success,” said Colombo. “We continue to expand our product base to serve our customers’ needs.”

Non-interest expense in the first half of 2007 increased by $884 thousand, or 6.9%, to $13.7 million from $12.8 million a year ago, reflecting costs associated with the move of administrative functions to a new facility in Novato and the hiring of key personnel. Other expenses increased $220 thousand, or 8.9% in the first half of 2007 compared to the same period a year ago, including increased supplies, postage and IT costs.  “The move of headquarters has improved communication and provided greater efficiencies for our administrative staff, while the hiring of key personnel will provide the knowledge base necessary to maintain our competitive edge,” said Colombo.

Stockholders’ equity declined 1.1% to $84.2 million at June 30, 2007 from $85.1 million a year ago.  The decline reflected the Bank’s effort to proactively manage its capital and included the impact of the share repurchase program totaling $15 million, which was concluded in the first quarter of 2007.  “The Bank’s capitalization remains well above regulatory guidelines,” said Colombo.

In May 2007, the Bank opened a commercial loan production office in San Francisco, which provides a central Bay Area location for delivering loans to the commercial market. “We are excited to expand into a new marketplace with excellent growth potential,” said Colombo. “The move reflects our continued effort to be alert for opportunities to grow our core business.”

As noted in the Bank’s press release dated July 2, 2007, the formation of a bank holding company, Bank of Marin Bancorp, with Bank of Marin as its wholly-owned subsidiary has been completed.  In the transaction, shareholders of the Bank became shareholders of the holding company on a “one-share for one-share” basis. The formation of a bank holding company will, among other things, allow the Bank the flexibility to manage its capital more actively through alternative forms of funding. For trading purposes, Bank of Marin Bancorp has assumed the Bank of Marin’s ticker symbol “BMRC.”

Bank of Marin has eleven branch offices with locations in Strawberry, Corte Madera, downtown San Rafael, Andersen Drive and Northgate in San Rafael, Ignacio, downtown Novato, Sausalito and three offices in Petaluma. The Bank has a commercial loan production office in San Francisco. The Bank’s administrative offices are located in Novato, and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Bank’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, pricing, products and services.  These and other important factors are detailed in various Federal Deposit Insurance Corporation filings made periodically by the Bank, copies of which are available from the Bank without charge.  The Bank undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN
FINANCIAL HIGHLIGHTS
Year To Year Comparison
June 30, 2007

SECOND QUARTER	QTR 2007	QTR 2006	CHANGE	% CHANGE

NET INCOME	$2,903,000	$2,641,000	$262,000	9.92%

DILUTED EARNINGS PER SHARE	$0.54	$0.47	$0.07	14.89%

RETURN ON ASSETS (ROA)	1.32%	1.24%	0.08%	6.45%

RETURN ON EQUITY (ROE)	13.90%	12.62%	1.28%	10.14%

YEAR TO DATE	YTD 2007	YTD 2006	CHANGE	% CHANGE

NET INCOME	$5,877,000	$5,551,000	$326,000	5.87%

DILUTED EARNINGS PER SHARE	$1.09	$0.99	$0.10	10.10%

RETURN ON ASSETS (ROA)	1.36%	1.32%	0.04%	3.03%

RETURN ON EQUITY (ROE)	14.13%	13.61%	0.52%	3.82%

AT PERIOD END	Jun 30 2007	Jun 30 2006	CHANGE	% CHANGE

TOTAL ASSETS	$890,377,000	$868,182,000	$22,195,000	2.56%

TOTAL DEPOSITS	$776,477,000	$743,177,000	$33,300,000	4.48%

TOTAL LOANS	$653,924,000	$705,457,000	$(51,533,000)	(7.30%)

LOAN LOSS RESERVE TO LOANS	1.08%	1.07%	0.01%	0.93%

TOTAL NONPERFORMING LOANS	$5,000	$2,608,000	$(2,603,000)	(99.81%)

STOCKHOLDERS' EQUITY	$84,150,000	$85,067,000	$(917,000)	(1.08%)

BOOK VALUE PER SHARE	$16.21	$15.86	$0.35	2.21%

TOTAL CAPITAL TO ASSETS	9.45%	9.80%	(0.35%)	(3.57%)

TOTAL RISK BASED CAPITAL RATIO *	12.7%	12.1%	0.6%	5.0%

* Current period estimated

CONDENSED STATEMENT OF CONDITION
at June 30, 2007, March 31, 2007 and June 30, 2006

(in thousands, except share data - 2007 unaudited
	June 30, 2007	March 31, 2007	June 30, 2006

Assets
Cash and due from banks	$29,319	$31,088	$34,091
Fed funds sold	76,500	900	---
Cash and cash equivalents	105,819	31,988	34,091

Investment securities
Held to maturity, at amortized cost	15,161	13,132	16,473
Available for sale (at fair market value, cost $88,054 at 6/30/07, $71,222 at 3/31/07 and $89,236 at 6/30/06)	86,740	70,430	86,791
Total investment securities	101,901	83,562	103,264

Auto loans held for sale (at fair market value, unpaid principal $81,465 at March 31, 2007)	---	79,999	---
Loans held in portfolio (at amortized cost, net of allowance for loan losses of $7,053 at 6/30/07, $7,042 at 3/31/07 and $7,519 at 6/30/06	646,871	649,074	697,938
Total loans, net	646,871	729,073	697,938
Bank premises and equipment, net	8,216	8,259	6,328
Interest receivable and other assets	27,570	28,668	26,561

Total assets	$890,377	$881,550	$868,182

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$204,335	$211,756	$205,615
Interest bearing
Transaction accounts	74,387	77,186	79,612
Savings and money market	409,795	397,978	352,939
Time	87,960	87,109	105,011
Total deposits	776,477	774,029	743,177
Federal funds purchased and
Federal Home Loan Bank borrowings	10,000	14,600	30,300
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	14,750	6,265	4,638

Total liabilities	806,227	799,894	783,115

Stockholders' Equity
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,190,791 shares at 6/30/07, 5,165,857 at 3/31/07 and 5,363,164 at 6/30/06	53,032	52,458	62,750
Retained earnings	31,880	29,657	23,735
Accumulated other comprehensive loss, net	(762)	(459)	(1,418)

Total stockholders' equity	84,150	81,656	85,067

Total liabilities and stockholders' equity	$890,377	$881,550	$868,182

CONDENSED STATEMENT OF OPERATIONS
for the three months ended June 30, 2007, March 31, 2007 and June 30, 2006

(in thousands, except per share amounts - unaudited)	June 30, 2007	March 31, 2007	June 30, 2006

Interest income
Interest and fees on loans held in portfolio	$13,027	$12,696	$13,061
Interest on auto loans held for sale	954	1,108	---
Interest on investment securities
U.S. Treasury securities	---	8	20
Securities of U.S. Government agencies	809	842	914
Obligations of state and political subdivisions (tax exempt)	111	118	150
Corporate debt securities and other	123	98	69
Interest on Federal funds sold	415	2	88
Total interest income	15,439	14,872	14,302

Interest expense
Interest on interest bearing transaction accounts	74	77	80
Interest on savings and money market deposits	3,778	3,392	2,474
Interest on time deposits	882	869	963
Interest on borrowed funds	227	537	406
Total interest expense	4,961	4,875	3,923

Net interest income	10,478	9,997	10,379
Provision for loan losses	75	65	242
Net interest income after provision for loan losses	10,403	9,932	10,137

Non-interest income
Service charges on deposit accounts	321	248	248
Wealth Management Services	298	275	267
Net gain on indirect auto portfolio	190	520	---
Other income	584	465	482
Total non-interest income	1,393	1,508	997

Non-interest expense
Salaries and related benefits	4,163	3,963	4,112
Occupancy and equipment	729	710	602
Depreciation and amortization	310	301	224
Data processing	425	418	361
Other expense	1,403	1,297	1,294
Total non-interest expense	7,030	6,689	6,593
Income before provision for income taxes	4,766	4,751	4,541

Provision for income taxes	1,863	1,777	1,900
Net income	$2,903	$2,974	$2,641

Net income per common share:
Basic	$0.56	$0.57	$0.50
Diluted	$0.54	$0.55	$0.47

Weighted average shares used to compute net income per common share:
Basic	5,187	5,231	5,324
Diluted	5,329	5,417	5,597

Dividends declared per common share	$0.13	$0.12	$0.12

CONDENSED STATEMENT OF OPERATIONS
for the six months ended June 30, 2007 and June 30, 2006

(in thousands, except per share amounts - unaudited)	June 30, 2007	June 30, 2006

Interest income
Interest and fees on loans held in portfolio	$25,723	$25,734
Interest on auto loans held for sale	2,062	---
Interest on investment securities
U.S. Treasury securities	8	43
Securities of U.S. Government agencies	1,651	1,820
Obligations of state and political subdivisions (tax exempt)	229	317
Corporate debt securities and other	221	140
Interest on Federal funds sold	417	92
Total interest income	30,311	28,146

Interest expense
Interest on interest bearing transaction accounts	151	152
Interest on savings and money market deposits	7,170	4,499
Interest on time deposits	1,751	1,945
Interest on borrowed funds	764	800
Total interest expense	9,836	7,396

Net interest income	20,475	20,750
Provision for loan losses	140	502
Net interest income after provision for loan losses	20,335	20,248

Non-interest income
Service charges on deposit accounts	569	498
Wealth Management Services	573	523
Net gain on indirect auto portfolio	710	---
Other income	1,049	918
Total non-interest income	2,901	1,939

Non-interest expense
Salaries and related benefits	8,126	8,024
Occupancy and equipment	1,439	1,171
Depreciation and amortization	611	443
Data processing	843	717
Other expense	2,700	2,480
Total non-interest expense	13,719	12,835
Income before provision for income taxes	9,517	9,352

Provision for income taxes	3,640	3,801
Net income	$5,877	$5,551

Net income per common share:
Basic	$1.13	$1.05
Diluted	$1.09	$0.99

Weighted average shares used to compute net income per common share:
Basic	5,209	5,285
Diluted	5,376	5,588

Dividends declared per common share	$0.25	$0.22